EXHIBIT 34.1

ATTESTATION REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA
FOR ASSET-BACKED SECURITIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Baltimore Gas and Electric Company:

We have examined management’s assertion, included in the accompanying “Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities”, that Baltimore Gas and Electric Company (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset-backed securities transactions for which the Company acted as servicer involving rate stabilization property (the “Platform”), as of December 31, 2007 and for the period June 29, 2007 through December 31, 2007, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(iii), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122 (d)(4)(xv) which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform.  Management is responsible for the Company's compliance with the servicing criteria.  Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of rate stabilization property-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2007 and for the period June 29, 2007 through December 31, 2007 for the Platform, is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland

March 26, 2008